Exhibit 10.12

FOUNDER’S RIGHTS AGREEMENT

THIS FOUNDER’S RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2024 (the “Effective Date”) and is by and between Millrose Properties, Inc., a Maryland corporation (the “Company”) and U.S. Home, LLC, a Delaware limited liability company (“Founder”, and together with the Company, collectively, the “Parties” and each, a “Party”).

RECITALS

A. Founder, its Affiliates and its Affiliates’ divisions and subdivisions (including, without limitation, any wholly-owned direct or indirect subsidiary of Lennar Corporation, a Delaware corporation, collectively, the “Founder Parties” and each, a “Founder Party”) are in the business of, among other things, acquiring land and developing residences thereon.

B. The Founder Parties have developed the Homesite Option Purchase Platform (the “HOPP’R”) and have licensed its use to the Company and its affiliates, including Millrose Properties Holdings, LLC, a Delaware limited liability company (“MPHL”), and their other respective subsidiaries and affiliates (including, without limitation, the Company, collectively, the “Company Affiliates” and each, a “Company Affiliate”).

C. The Founder Parties have contributed or caused to be contributed to one or more Company Affiliates, among other things, the direct or indirect right, title and interest of certain Founder Parties in and to certain parcels of real property having an aggregate Book Value of $ [•] (such parcels of real property, collectively, the “Initial Properties” and each, an “Initial Property”).

D. The Founder Parties have contributed or caused to be contributed to one or more Company Affiliates cash in the amount of up to $[500 million] (the “Initial Cash Contribution” and together with the HOPP’R, the Initial Properties, the services that Founder’s personnel will provide to the Company relating to the identification, evaluation and acquisition of future land inventory and land development and any additional assets, directly or indirectly contributed to the Company by Founder, the “Initial Founder Assets”).

E. To induce the Founder Parties to provide for the contribution of the Initial Founder Assets, as well as the time, resources and capital to form the Company and prepare it for becoming an independent publicly traded company, the Company desires to provide the Founder Parties with certain rights as set forth herein.

AGREEMENT

For the Initial Founder Assets, the covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Additional Capital Amount” shall mean, on a going forward basis, the total amount of any capital raised by the Company specifically for projects of Founder or any Founder Party, which may be a part of a larger debt or equity offering by the Company deployed by the Company, to finance projects of Founder or any Founder Party, excluding the Initial Capital Amount.

“Additional Equity Issuance” shall have the meaning ascribed thereto in Section 3.02(b).

“Agreement” shall have the meaning ascribed thereto in the Preamble hereof.

“Applicable Law” shall mean any law, regulation, rule, ordinance court order, judgement or equivalent issued by any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision of thereof and any Person with jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any court)(collectively and individually, as the context may require, a “Governmental Authority”).

“Applicable Rate” shall have the meaning ascribed thereto in Section 3.04.

“Applicable Rate Adjustment Event” shall have the meaning ascribed thereto in Section 3.04.

“Applicable Rate Adjustment Notice” shall have the meaning ascribed thereto in Section 3.04.

“Applicable Rate Adjustment Right” shall have the meaning ascribed thereto in Section 3.04.

“Available Debt” shall mean all debt raised or secured by the Company in excess of any Excluded Capital.

“Available Equity” shall mean all equity raised by the Company in excess of any Excluded Capital.

“Book Value” of an asset means he value of that asset shown on the books of the Company in accordance with generally accepted accounting principles.

“Articles of Amendment and Restatement” shall mean the articles of amendment and restatement of the Company, as amended, restated, amended and restated or supplemented from time to time.

“Capital Priority Right” shall have the meaning ascribed thereto in Section 3.03(a).

“Committed Transactions” and “Committed Transaction” shall mean Company Transactions, which as of a given Reservation Date, are in connection with (i) Properties submitted to the Program with outstanding work being financed or anticipated to be financed during the forthcoming Reservation Period or (ii) Committee-Approved projects pursuant to the Program that are expected to require financing over the forthcoming Reservation Period.

“Committee-Approved” shall mean approved by the investment committee of the Manager or, absent such committee, an investment committee established by the Company.

“Company” shall have the meaning ascribed thereto in the Preamble hereof.

“Company Affiliates” and “Company Affiliate” shall have the respective meanings ascribed thereto in Recital B.

“Company Transaction” shall mean any investment, acquisition, project or program by the Company for the benefit of a builder or developer, including a Founder Party or Other Customer.

“Courts” shall have the meaning ascribed thereto in Section 6.10(a).

“Cross-Termination Agreement” shall mean any agreement between any Founder Party and any Company Affiliate aggregating Homesites into mutually dependent pools.

“CPR Capital” shall mean (a) 25% of Available Debt, excluding (i) all debt available under any revolving credit facility, and (ii) any other debt raised by the Company specifically to refinance, retire or redeem existing debt, plus (b) 25% of the amount of Available Equity, excluding (i) any equity specifically raised to pay down or refinance any outstanding amounts on any credit facility that the Company or any of its subsidiaries may have, and (ii) any equity raised in connection with the Company’s issuance of additional shares of Class A Common Stock (or any other equity securities in a manner consistent with its charter) to any Other Customer in exchange for Future Property Assets, minus (c) the sum of the following (to the extent not already excluded from the calculation of CPR Capital): (i) any capital reserved to be used to pay off any pending (i.e., within 90 days) debt maturity, (ii) any capital that the Company is required to distribute to its shareholders in connection with maintaining its REIT status for U.S. federal income tax purposes, and (iii) any capital amounts accrued and reserved for any loss contingencies such as ongoing litigation or other matters not covered under the Manager’s management fee, including any portion of a revolving credit facility used exclusively for such expenses; provided that the cumulative amount of CPR Capital used in the calculation of Priority Amount shall not exceed the CPR Capital Limit.

“CPR Capital Limit” shall mean $10 billion minus the Initial Capital Amount minus any Lost Priority Capital.

“Dispute” shall have the meaning ascribed to thereto in Section 4.03.

“Dispute Period” shall mean, with respect to any dispute with respect to a Pooling Violation Allegation, the period commencing on the date on which the applicable Founder Party intended to close on the purchase of certain Homesites (and the Company did not close such purchase) and ending on the date of the final resolution or final unappealable judgment or settlement.

“Effective Date” shall have the meaning ascribed thereto in the Preamble hereof.

“Excess Capital” shall mean all capital held by the Company as of a specified date, after deducting the Priority Amount and Reserved Deal Capital.

“Excluded Capital” shall mean the first $2 billion, in aggregate, of debt and equity raised by the Company from any source whatsoever, excluding the Initial Capital Amount, Additional Capital Amount, Restored Lost Capital Amount, Recycled Capital Amount and Other Customers Priority Capital.

“Founder” shall have the meaning ascribed thereto in the Preamble hereof.

“Founder Attorney-in-Fact” shall have the meaning ascribed thereto in Section 4.01(b).

“Founder Party” and “Founder Parties” shall have the respective meanings ascribed thereto in Recital A.

“Founder’s Rights” shall have the meaning ascribed thereto in Article II.

“Founder’s Rights Default” shall have the meaning ascribed thereto in Section 5.01.

“Future Property Assets” shall mean any future Homesites, prospective Homesites, properties or other related land assets that the Company may acquire with and pursuant to its arrangements with its customers, including Founder Parties and Other Customers.

“Governmental Authority” shall have the meaning ascribed thereto in the definition of “Applicable Law”.

“Homesite” shall have the meaning ascribed thereto in the definition of “Program”.

“HOPP’R” shall have the meaning ascribed thereto in Recital B.

“Initial Capital Amount” shall mean an amount equal to the value of the Initial Founder Assets, which amount shall be confirmed by Founder in accordance with that certain Distribution Agreement dated as of the Effective Date, by and between Lennar Corporation, a Delaware corporation, and the Company, and thereafter set forth in the books and records of the Company.

“Initial Founder Assets” shall have the meaning ascribed thereto in Recital D.

“Initial Founder’s Shares” shall have the meaning ascribed thereto in Section 3.02(b).

“Initial Properties” and “Initial Property” shall have the respective meanings ascribed thereto in Recital C.

“Kennedy Lewis” means Kennedy Lewis Investment Management LLC, an affiliate and parent company of Manager.

“Key Man” shall mean, individually David K. Chene or Darren L. Richman, and collectively, “Key Men”.

“Lost Priority Capital” shall mean, as of a given Reservation Date, the portion of the Reserved Priority Amount for which Founder Parties had insufficient transactions to use (including in connection with site development work on land that is owned by Company Affiliates or that the Company intends to acquire) during the Reservation Period preceding such Reservation Date.

“Lost Priority Capital Recovery Right” shall have the meaning ascribed thereto in Section 3.03(b).

“Manager” shall mean Kennedy Lewis Land and Residential Advisors LLC, a Delaware limited liability company.

“Management Agreement” shall mean that certain Management Agreement, dated as of the Effective Date, by and between the Company and Manager.

“Management Change of Control” shall have the meaning ascribed thereto in Section 3.01(b).

“Master Construction Agreement” shall mean that certain Master Construction Agreement of even date herewith by and between the Company, MPHL and Founder.

“Master Option Agreement” shall mean that certain Master Option Agreement of even date herewith by and between the Company, MPHL and Founder.

“Master Program Agreement” shall mean that certain Master Program Agreement, of even date herewith, by and between the Company, as “Owner” and Founder, as “Lennar”.

“Monthly Option Payments” shall have the meaning ascribed thereto in Section 3.04.

“MPHL” shall have the meaning ascribed thereto in Recital B.

“Other Customers” and “Other Customer” shall have the respective meanings ascribed thereto in the definition of “Third-Party Commitment”.

“Other Customers Priority Capital” shall mean, subject to the proviso in the definition of “Restored Lost Capital Amount” and to Section 3.03(b), an amount equal to the value of the initial capital (including the value of any assets) contributed by any Other Customer to the Company pursuant to a Subsequent Bulk Asset Contribution that is reserved for such Other Customer’s use pursuant to the terms of the agreement between the Company and such Other Customer.

“Parties” and “Party” shall have the respective meanings ascribed thereto in the Preamble hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pause Periods” and “Pause Period” shall have the respective meanings ascribed thereto in Section 3.07.

“Pause Rate” shall have the meaning ascribed thereto in Section 3.07.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pooling Violation Allegation” shall have the meaning ascribed thereto in Section 4.03.

“Priority Amount” shall mean an amount equal to (i) the Initial Capital Amount plus (ii) the Additional Capital Amount, plus (iii) the CPR Capital, plus (iv) the Restored Lost Capital Amount, plus (iv) the Recycled Capital Amount less (v) any (x) Lost Priority Capital and (y) Reserved Deal Capital.

“Program” shall mean a transaction by which Company Affiliates will acquire residential land and related rights, contract with a Founder Party to complete various on-site and off-site related improvements, and grant such Founder Party an option to acquire such fully-developed homesites on such land (each, a “Homesite”) in accordance with a pre-determined acquisition schedule (and all related activities).

“Program Documents” shall mean the Master Program Agreement, the Master Option Agreement, the Master Construction Agreement, any Cross-Termination Agreement and any and all addenda to the foregoing.

“Properties” shall mean any residential properties consisting of (i) properties owned by a Founder Party as of the Effective Date or acquired by a Founder Party subsequent to the Effective Date, and (ii) properties that a Founder Party has, as of the Effective Date, a contractual right to acquire.

“Recycled Capital Amount” shall mean, all Excess Capital provided by the Company to a Founder Party to finance a Founder project for which Founder paid an option rate based on the prevailing market rate, to the extent such amount had been repaid.

“Reservation Date” shall mean (i) the first day of the month immediately following the date that is 12 calendar months from the Effective Date; and (ii) thereafter, the first day of each month that is three calendar months following the preceding Reservation Date.

“Reservation Period” shall mean the period from and including a Reservation Date to but excluding the next succeeding Reservation Date.

“Reserved Deal Capital” shall have the meaning ascribed thereto in Section 3.03(c).

“Reserved Priority Amount” shall have the meaning ascribed thereto in Section 3.03(a).

“Restored Lost Capital Amount” shall mean, as of a Reservation Date, all Excess Capital not subject to a Third-Party Commitment, up to the amount of any Lost Priority Capital, and excluding Other Customers Priority Capital provided by the Company in a Subsequent Bulk Asset Contribution; provided that if the Company lacks sufficient capital to satisfy the Restored Lost Capital Amount and the Other Customers Priority Capital, then the allocation of available capital among Founder’s Lost Capital Amount and such Other Customer’s Other Customers Priority Capital shall be in proportion to the total assets contributed by each such party to the Company.

“Subsequent Bulk Asset Contribution” shall have the meaning ascribed thereto in Section 3.02.

“Sunset Threshold Event” shall have the meaning ascribed thereto in Section 3.01.

“Third-Party Commitment” shall mean any Company Transactions with any customers other than Founder or a Founder Party (such other customers, “Other Customers”, each an “Other Customer”), including, without limitation (i) all existing Company Transactions pursuant to executed agreements and (ii) all Committee-Approved Company Transactions for which the Company has executed a memorandum of understanding, letter of intent, term sheet or similar instrument.

ARTICLE II

EXCLUSIVITY

The Company agrees that the rights, powers, remedies and privileges granted to Founder set forth in the following provisions (collectively, the “Founder’s Rights”) are and shall remain exclusive to Founder Parties (other than the Effective Equity Price Protection Right):

(a) the consent right set forth in Section 3.01 (Management Succession),

(b) the right to receive shares at no cost set forth in Section 3.02 (Effective Equity Price Protection Right),

(c) the right to have Lost Priority Capital and Reserved Deal Capital (or other similar type of Capital) set forth in Section 3.03 (Capital Priority Right),

(d) the right to adjust the Applicable Rate on a going-forward basis set forth in Section 3.04 (Applicable Rate Adjustment Right),

(e) the consent right with respect to the aggregate debt-to-equity of the Company Affiliates set forth in Section 3.05 (Maximum Debt-to-Equity Ratio Limit Right),

(f) the consent right with respect to the cross-collateralization of Founder assets set forth in Section 3.06 (Cross-Collateralization of Founder Assets),

(g) the right to trigger a discretionary Pause Period set forth in Section 3.07 (Pause Period Designation Rights), and

(h) the enforcement rights set forth in Article IV (Enforcement Rights in Connection with a Conveyance Default).

Without the express written consent of Founder, which consent shall be at Founder’s sole and absolute discretion, the Company shall not offer or agree to provide any Founder’s Rights to any Person that is not a Founder Party.

ARTICLE III

COMPANY COVENANTS

Section 3.01 Management Succession Rights. Until such time as the aggregate value of all cash and capital assets contributed by Founder and held at a given time by the Company is less than 10% of the Company’s total assets (calculated in accordance with generally accepted accounting principles), and remains continuously below such 10% for six consecutive months (such event, a “Sunset Threshold Event”), Founder shall have the rights set forth in this Section 3.01.

(a) Manager Succession. If the Management Agreement is terminated for any reason or for no reason, including, without limitation, if (a) the Company terminates Manager, (b) Manager resigns as manager or (c) Manager assigns Manager’s interest in the Management Agreement in violation thereof, then Founder shall have the right to consent or withhold consent, at its sole and absolute discretion, to the Company’s selection of a new manager and/or execution of any successor Management Agreement (notwithstanding whether such successor Management Agreement is with Manager or a new manager). The Company shall not replace the Manager, nor enter into a new management agreement without the consent of Founder, not to be unreasonably withheld, or conditioned. Promptly, upon receipt of notice that the Manager intends to terminate the Management Agreement or upon the determination by the Company to replace the Manager, the Company shall notify Founder of such notice or determination. The Company shall present to Founder one or more candidates to succeed Manager together with the relevant background information about each candidate and/or draft successor Management Agreement, as applicable. Founder shall have 10 business days to object to such candidate and/or draft, as applicable. If Founder does not provide notice of an objection to the Company within the 10 business day period Founder shall be deemed to approve the successor manager and/or successor management agreement, as applicable.

(b) Key Man Succession. Within 10 days of the date on which Manager has a reason to believe that (a) both Key Men cease to exercise control over the management or decision-making process of Kennedy Lewis, (b) both Key Men cease to exercise direct or indirect control (which control may be delegated through employees, agents or contractors) of the management of the Company, or (c) either Kennedy Lewis and/or either Key Man transfers any membership interest in Manager, directly or indirectly, to a company, or affiliate of a company engaged primarily in (i) the building of single-family homes in the United States or (ii) acquiring or developing homesites in the United States ((a) through (c), collectively or individually, a “Management Change of Control”) is likely to occur within the next 90 days, or promptly following the actual occurrence of a Management Change of Control if not anticipated, the Company shall notify Founder that such Management Change of Control has occurred or is likely to occur. Promptly upon the Company’s receipt of candidate successors to the Key Men from Manager, the Company shall provide to Founder the relevant background information about such candidates. The Company shall, within 10 business days of the Company’s receipt of such notice, object to any such candidates, unless it has received Founder’s consent to such candidates, which consent shall not be unreasonably withheld, conditioned or delayed. Founder shall have 10 business days to object to any such candidates. If Founder does not provide notice of an objection to the Company within the 10 business day period, Founder shall be deemed to approve the successor to the Key Men.

Section 3.02 Effective Equity Price Protection Right. If, within 18 months of the Effective Date, any Other Customer is issued any Class A Common Stock in the Company (or any other equity securities in a manner consistent with the Articles of Amendment and Restatement), in exchange for a contribution of Future Property Assets having an aggregate value in excess of $500 million (such transaction, a “Subsequent Bulk Asset Contribution”) at a price per share that is less than the effective price per share of those shares issued to Founder in exchange for the contribution of the Initial Founder Assets, then:

(a) Notice of Subsequent Bulk Asset Contribution. The Company shall notify Founder of any potential Subsequent Bulk Asset Contribution prior to the closing thereof.

(b) Additional Equity Issuance. Prior to the issuance of Class A Common Stock to any Other Customer in connection with the closing of such Subsequent Bulk Asset Contribution, the Company shall issue to its shareholders, for no further consideration, subject to Section 3.02(d), a number of additional shares of Class A Common Stock (the “Additional Equity Issuance”) equal to the number of additional shares the Lennar Corporation shareholders receiving Company Common Stock at the Effective Date would have received if the Distribution (as defined in the Distribution Agreement dated as of the Effective Date) had been executed at the same price per share as what the Other Customer received in connection with the Subsequent Bulk Assets Contribution. The Additional Equity Issuance shall be equal to (i) the number of shares of Class A Common Stock and Class B Common Stock initially issued to Founder in exchange for the contribution by Founder of the Initial Founder Assets (the “Initial Founder’s Shares”); multiplied by (ii) a fraction, (A) the numerator of which shall be the effective price per share of the Initial Founders Shares and (B) the denominator of which shall be the effective price per share received by such customer in connection with such Subsequent Bulk Asset Contribution; less (iii) the number of Initial Founder’s Shares. The Company shall issue such shares to its shareholders, at the sole cost and expense of the Company and for no additional consideration from any Founder Party or other shareholder. The Company shall ensure that any shares issued pursuant to this Section 3.02(b) are duly registered and without restriction on transfer other than those restrictions on transfer related to the Company’s qualification as a real estate investment trust set forth in the Articles of Amendment and Restatement.

(c) Founder Covenant. In consideration of the covenants set forth in this Section 3.02, Founder covenants that (i) for so long as Founder or an Affiliate holds any shares of Class A Common Stock of the Company, Founder or its Affiliate shall not exercise any right to vote those shares and (ii) Founder shall dispose of any shares of Class A Common Stock received pursuant to this Section 3.02 by spin-off, split-off, public offering, private sale or any combination of the foregoing as promptly as reasonably practicable following receipt of such shares.

(d) Board Approval. Any Additional Equity Issuance shall be contingent on the approval of the Company’s board of directors (the “Board”), and the Board shall be required to provide such approval in compliance with Maryland law, and the record date with respect to such Additional Equity Issuance shall be set by the Board, prior to the issuance of Class A Common Stock to any Other Customer in connection with a Subsequent Bulk Assets Contribution. For the avoidance of doubt, any such Other Customer will not be entitled to participate in the Additional Equity Issuance.

Section 3.03 Capital Priority Right.

(a) Priority Amount. On each Reservation Date, Founder shall have the right (the “Capital Priority Right”) to reserve up to the Priority Amount for its activities pursuant to the Program Documents during the following Reservation Period. At least 10 business days prior to each Reservation Date, the Company shall inform Founder in writing of the Priority Amount for the following Reservation Period, along with an accounting of how the Priority Amount was calculated. On or prior to the applicable Reservation Date, Founder shall advise the Company in writing of (i) whether Founder intends to exercise its Capital Priority Right and (ii) how much of the Priority Amount Founder intends to use for its activities pursuant to the Program Documents during the Reservation Period (such amount, the “Reserved Priority Amount”). The Company shall allocate the Reserved Priority Amount solely for use by Founder Parties until the following Reservation Date. The amount by which the Reserved Priority Amount at a Reservation Date is less than the full Priority Amount at that Reservation Date will be Lost Priority Amount and will not be subject to the Capital Priority Right.

(b) Lost Priority Capital. For the avoidance of doubt, any Lost Priority Capital that is excluded from the Priority Amount during a given Reservation Period for which the Company does not commit to Third-Party Commitments during such Reservation Period shall become Restored Lost Capital Amount, and therefore added back to the Priority Amount on the following Reservation Date. If, however, Lost Priority Capital becomes subject to a Third-Party Commitment, the Company may use that amount for such Third-Party Commitment and it shall not added back to the Priority Amount at the next Reservation Date. The Company shall ensure that any Subsequent Bulk Asset Contribution that provides any Other Customer with Other Customers Priority Capital shall include a provision requiring that any amount of Other Customers Priority Capital that is reserved for use and not actually used by the Other Customer (including in connection with land acquisitions and site development work on land that is owned by Company Affiliates or that the Company intends to acquire) within any three-month period to be “lost” and no longer be deemed to be Other Customers Priority Capital. In the event the Company fails to apply such terms to any Other Customers Priority Capital in connection with a Subsequent Bulk Asset Contribution, then the Founder Parties shall have the right to eliminate the concept of “Lost Priority Capital” from the Capital Priority Right (such right, the “Lost Priority Capital Recovery Right”). The Company shall provide notice to Founder Parties that the Lost Priority Capital Recovery Right under this Section 3.03(b) has been triggered, promptly upon execution of such applicable Subsequent Bulk Asset Contribution. Upon the Founder Parties’ exercise of such right by delivering written notice to the Company, then effective immediately, any outstanding amounts of capital that have been deemed Lost Priority Capital will be added back to the calculation of Founder Parties’ Priority Amount, and any amounts that would have been deemed Lost Priority Capital prior to the delivery of such notice of exercise shall no longer be deducted from Founder Parties’ Priority Amount on a going-forward basis. Such change shall remain effective in perpetuity for as long as Founders Parties retain its Capital Priority Right.

(c) Reserved Deal Capital. In the event that the Founder Parties are not able to utilize any portion of its Reserved Priority Amount for Properties designated for the Program during any applicable Reservation Period due to the Company’s rejection of any of Founder’s proposed transactions, then such portion of the Priority Amount shall become “Reserved Deal Capital” and the Founder Parties will have an additional three months following the date that the Company notifies Founder of the rejection of the proposed transaction to utilize such Reserved Deal Capital. Reserved Deal Capital will remain separate from any Priority Amount, and shall not expire upon the next Reservation Date (i.e., if there is any leftover Reserved Deal Capital for which the three-month period has not expired at the time of any Reservation Date, then the Founder Parties shall retain the right to utilize such Reserved Deal Capital, and such Reserved Deal Capital shall not constitute Lost Priority Capital for the purposes of calculating the Priority Amount with respect to the applicable Reservation Date). For the avoidance of doubt, there is no limit to the Reserved Deal Capital amount, and no limit to how many times capital remaining available in the Reserved Priority Amount due to rejected transactions can become Reserved Deal Capital. Any amounts designated as outstanding Reserved Deal Capital on any Reservation Date shall be treated as additional capital reserved for Founder Parties and shall not be included in the calculation for purposes of determining the Priority Amount for that Reservation Date. If the Founder Parties do not use (or reserve for future use in accordance with the Program Documents on land that is owned or to be owned by the Company) any Reserved Deal Capital by the applicable three-month expiration date, such capital will become Lost Priority Capital.

(d) Indemnification of Founder. If at any time (i) the Company does not have sufficient capital to provide the Reserved Priority Amount to Founder Parties to finance a Committed Transaction, or (ii) the Company does not allocate the Reserved Deal Capital as required hereunder, the Company shall pay to Founder for any damages incurred by any Founder Party as a result of such capital unavailability, including, without limitation, all costs of any alternative financing (including, without limitation, fees, penalties, points, increased charges, etc.) for any of Founder’s Committed Transactions.

(e) Request for an Accounting. Upon request by Founder, the Company shall send a report to Founder with the Company’s accounting of the current Reserved Deal Capital and Priority Amount, comprising the Initial Capital Amount, the Additional Capital Amount, the Restored Lost Capital Amount, the CPR Capital and the Recycled Capital Amount, along with such other related information reasonably requested by Founder.

Section 3.04 Applicable Rate Adjustment Right. If a Company Affiliate enters into an arrangement with any Person in connection with the HOPP’R or any other similar land acquisition or homesite development arrangement that allows for option payments (or the substantially similar equivalent of the payments made by Founder under the Master Option Agreement or any successor or supplemental agreement by and between a Founder Paty and a Company Affiliate (such payments from a Founder Party to a Company Affiliate, collectively “Monthly Option Payments”)) at an option rate (or the substantially similar equivalent of the rate payable by under the Master Option Agreement or any successor or supplemental agreement by and between a Founder Paty and a Company Affiliate (such rate, as between a Founder Party and a Company Affiliate, the “Applicable Rate”)) that is lower than the Applicable Rate (an “Applicable Rate Adjustment Event”), (i) the Company agrees to promptly notify Founder in writing of the occurrence of such Applicable Rate Adjustment Event (such notice, the “Applicable Rate Adjustment Notice”) and (ii) Founder may, at its option, commensurately adjust the Applicable Rate for all new Future Property Assets acquired, or with respect to which an acquisition process has been initiated, within 180 days following the occurrence of the Applicable Rate Adjustment Event to match the lower rate agreed upon by the relevant Company Affiliate and the third party in accordance with this Section 3.04 (the “Applicable Rate Adjustment Right”); provided, however, that within 18 months of the Effective Date the Company may issue shares of Class A Common Stock (or any other equity securities in a manner consistent with its charter) to any Other Customer in exchange for Future Property Assets only if such transaction includes an option rate equal to or higher than the lower of (i) 9.5% and (ii) the Applicable Rate plus 1%. If requested by Founder, the applicable Founder Party and Company Affiliate shall execute an amendment to the applicable Program Documents evidencing the adjustment of the Applicable Rate to the lower option rate arranged with such other Person; provided that in no event may the Applicable Rate in effect under the Program be adjusted to exceed the original Applicable Rate. Notwithstanding whether any Program Documents have been amended, the adjusted Applicable Rate shall be effective commencing with and including the first Monthly Option Payment with respect to Future Property Assets acquired by the Company, or with respect to which an acquisition process has been initiated, within 180 days following Founder’s receipt of the Applicable Rate Adjustment Notice. If the Company fails to timely provide Founder with the Applicable Rate Adjustment Notice, the Company shall promptly reimburse Founder the cumulative difference between the Monthly Option Payments made on Future Property Assets acquired, or with respect to which an acquisition process has been initiated, within the 180-day period and the Monthly Option Payments that would have been made had the Applicable Rate on such assets been adjusted from and after the occurrence of the Applicable Rate Adjustment Event.

Section 3.05 Debt to Equity Ratio Limit Right. Until the occurrence of a Sunset Threshold Event, no Company Affiliate shall enter into any third-party financing arrangement that would result in the collective debt to equity ratio (calculated in accordance with generally accepted accounting principles) of the Company Affiliates to exceed 1:1 without the prior written consent of Founder, which consent shall be at the sole and absolute discretion of Founder.

Section 3.06 Secured Financing Collateral Consent Right. Without the express written consent of Founder, which consent shall be at the sole and absolute discretion of Founder, no Company Affiliate shall mortgage, pledge, hypothecate or otherwise encumber one or more Property in any collateralized financing arrangement, if any other property of the Company subject to any customer right or option to purchase is also pledged as collateral in such financing.

Section 3.07 Pause Period Designation Right. In addition to any rights that Founder may have at any time under the Master Option Agreement or other similar successor or supplemental agreement as between a Founder Party and a Company Affiliate, and without in any way limiting any such rights therein, Founder may, at its sole and absolute discretion, elect, by written notice to the Company, to call up to two “Pause Periods” (each a “Pause Period”) of up to six months, with respect to any Property, during which time all takedown and construction deadlines for such Property shall be extended, no closings shall occur, and no payments will be made by the Company to the contractor under the applicable construction agreement. During a Pause Period, Founder shall, as a condition to the continuation of the Pause Period, pay a Monthly Option Payment for such Property based upon a fixed Applicable Rate equal to the “Pause Rate” (as defined in the applicable Master Option Agreement or other similar successor or supplemental agreement as between a Founder Party and a Company Affiliate; or, if undefined therein, Pause Rate shall be a rate equal to one-half of the Applicable Rate). If a Pause Period is triggered by Founder under this Section 3.07, Founder shall lose its Applicable Rate Adjustment Right on all Future Property Assets submitted to the Program, until there are no longer any Founder Properties subject to a Pause Period. For the avoidance of doubt, Founder’s right to call a Pause Period, hereunder, shall be in addition to Founder’s Right to call a Pause Period under any other Program Document; provided, however, that Founder shall not be permitted to call more than two Pause Periods with respect to the same community, inclusive of exercises of its right under this Agreement or any other Program Document.

ARTICLE IV

CONVEYANCE DEFAULT AND

FOUNDER ENFORCEMENT RIGHTS

If any Company Affiliate at any time fails to convey title to any Founder Party (or any designee of a Founder Party) any Homesite where Founder (or a Founder Party) is willing to pay the takedown price pursuant to the takedown schedule and at the time set forth in the applicable takedown schedule of any purchase option, and such failure persists uncured for 10 days following notice from Founder that the Company has failed to convey the subject Homesite accordingly (such failure to convey, a “Conveyance Default”); then, to the fullest extent permitted by Applicable Law, in no way limiting those rights available to Founder Parties under the Program Documents and notwithstanding anything in the Program Documents purporting to limit the remedies or liability of the Parties or otherwise to the contrary, and without need for any court order, Founder shall have the following enforcement rights:

Section 4.01 Specific Performance, Cognovit and Signatory Power.

(a) Injunction / Specific Performance. The Company acknowledges and agrees that (a) a Conveyance Default or threatened Conveyance Default by a Company Affiliate would give rise to irreparable harm to the Founder Parties for which monetary damages would not be an adequate remedy and (b) on the date that is 10 days from the date of any uncured Conveyance Default, in addition to any and all other rights and remedies that may be available to the Founder Parties at law, in equity or otherwise, Founder shall be entitled to equitable relief, including injunction, specific performance (including compelling the Company Affiliates to convey the subject Property at a price as agreed under the Program Documents), any successor instruments thereto or any other relevant agreements between the parties, pursuant to which the Company was obligated to convey a Homesite to Founder, and any other relief that may be available from a court of competent jurisdiction, without requirement to (i) post a bond or other security or (ii) prove actual damages or that monetary damages will not afford adequate remedy. The Company agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting such equitable relieve, in each case, consistent with the terms of this Section 4.01.

(b) Cognovit. UPON THE OCCURRENCE OF A CONVEYANCE DEFAULT, FOUNDER MAY CONFESS JUDGEMENT AGAINST THE COMPANY AS PROVIDED HEREIN. FOR THE PURPOSES OF OBTAINING POSSESSION OF THE PROPERTY TO BE CONVEYED, THE COMPANY, FOR ITSELF AND EACH COMPANY AFFILIATE, HEREBY AUTHORIZES AND EMPOWERS THE CLERK OF ANY COURT OF RECORD IN THE CITY, COUNTY AND STATE WHEREIN THE SUBJECT PROPERTY LIES SITUATE TO ENTER JUDGEMENT BY CONFESSION AGAINST THE COMPANY OR ANY COMPANY AFFILIATE IN FAVOR OF FOUNDER FOR SPECIFIC PERFORMANCE OF THE DUTIES OF THE COMPANY OR ANY COMPANY AFFILIATE UNDER THE MASTER OPTION AGREEMENT, EXPRESSLY WAIVING SUMMONS AND OTHER PROCESS, AND DOES HEREBY CONSENT TO IMMEDIATE EXECUTION OF SUCH JUDGEMENT, EXPRESSLY WAIVING THE BENEFIT OF ALL EXEMPTION OR HOMESTEAD LAWS. THE COMPANY HEREBY APPOINTS [REDACTED], [REDACTED], [REDACTED] OR ANY ATTORNEY ACTING ON BEHALF OF FOUNDER (COLLECTIVELY “FOUNDER ATTORNEYS-IN-FACT”, EACH A “FOUNDER ATTORNEY IN FACT”) IN ANY FEDERAL COURT OR ANY STATE COURT OF RECORD IN THE UNITED STATES OF AMERICA, AS ATTORNEY-IN-FACT OF THE COMPANY OR ANY COMPANY AFFILIATE AND ALL PERSONS CLAIMING UNDER OR THROUGH ANY COMPANY AFFILIATE, TO SIGN AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT IN AMICABLE ACTION IN EJECTMENT FOR POSSESSION OF THE SUBJECT PROPERTY AND TO FOUNDER (OR ITS NOMINEE) OF POSSESSION THEREOF, FOR WHICH THIS

AGREEMENT OR COPY, OR A COPY THEREOF VERIFIED BY AFFIDAVIT, SHALL BE SUFFICIENT WARRANT; WHEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE SUBJECT PROPERTY, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. FOUNDER MAY BRING AN AMICABLE ACTION IN EJECTMENT AND CONFESS JUDGEMENT THEREIN EITHER BEFORE OR AFTER THE INSTITUTION OF PROCEEDINGS TO ENFORCE THIS AGREEMENT OR THE MASTER OPTION AGREEMENT OR AFTER THE ENTRY OF JUDGEMENT THEREIN OR HEREIN. THE FOREGOING AUTHORIZATION TO PURSUE PROCEEDINGS FOR OBTAINING POSSESSION OF THE SUBJECT PROPERTY AND CONFESSING JUDGEMENT THEREIN IS AN ESSENTIAL PART OF FOUNDER’S REMEDIES FOR ENFORCEMENT OF THIS AGREEMENT AND THE MASTER OPTION AGREEMENT AND SHALL SURVIVE ANY OTHER ENFORCEMENT ACTION BY FOUNDER.

(c) Signatory Power. The Company agrees to cause the operating agreement for every Company Affiliate owning any of the Properties to irrevocably appoint the Founder Attorneys-in-Fact, as “Authorized Representatives”, each of whom, acting individually, are empowered to execute any deed or other instrument necessary, appropriate or, in the reasonable judgement of such Founder Attorney-in-Fact, convenient to convey to Founder (or any Founder designee) any property subject to, or alleged by Founder to be subject to a continuing Conveyance Default beyond the 10-day cure period. The operating agreement of any such Company Affiliate shall further provide that the signature by any Founder Attorney-in-Fact on any deed or other instrument conveying a Property to a Founder designee shall be conclusive evidence of the Company’s ratification of such instrument.

Section 4.02 Abatement of Monthly Option Payment. If there is a Conveyance Default, and subject to Section 4.03 hereof, Founder may, but is not obligated to, stop payment on all Monthly Option Payments with respect to all Properties subject to any Program between Founder and the Company until the defaulting Company Affiliate conveys the subject Homesite to the applicable Founder Party (or its designee). That payment stoppage will not be a default under the Master Option Agreement, any Option or any other agreement between a Founder Party and any Company Affiliate. Except as set forth in Section 4.03, Founder shall not subsequently be required to pay any such amount.

Section 4.03 Disputed Performance Obligation. The right to compel a conveyance to Founder under Section 4.01, shall be available to the Founder Parties notwithstanding whether the Company disputes its obligation to convey any such Homesite in accordance with the underlying Program Documents. If, and only if, (x) the Company or a Company Affiliate alleges in good faith that the applicable Founder Party does not have the right to purchase the Homesites solely because the applicable Founder Party exercise of a purchase option violated specifically identified pooling cross-termination rights pursuant to a Cross-Termination Agreement (such allegation, a “Pooling Violation Allegation”) and (y) the Company notifies Founder of such dispute arising and specifically identifies the Cross-Termination Agreement at issue, prior to the end of the applicable 10-day cure period described in Section 4.01(a) (a “Dispute”), then:

(a) Notwithstanding Founder’s right to abate monthly option payments pursuant to Section 4.02, Founder shall continue to make timely payment of all Monthly Option Payment obligations under any Program between Founder and the Company;

(b) the Company shall, upon written request from Founder, at Founder’s sole and absolute discretion, discontinue payment of management fees to the Manager for the Dispute Period; provided, however that if any Dispute is resolved by final unappealable judgement in favor of the Company, Founder shall, on behalf of the Company, pay to Manager any such withheld payment;

(c) if a Dispute is resolved by settlement or an unappealable judgement by a court of competent jurisdiction in favor of Founder, then, in lieu of any other remedies available to Founder at law or in equity, the Company shall remit to Founder, as liquidated damages, an amount equal to three times all such Monthly Option Payments received during the Dispute Period;

(d) if a Dispute is resolved by settlement or an unappealable judgement by a court of competent jurisdiction in favor of the Company, then, in lieu of any other remedies available to the Company at law or in equity, Founder shall remit to the Company, as liquidated damages, an amount equal to three times all Monthly Option Payments that were received during the Dispute Period; and

(e) During the Dispute Period, the construction of any homes performed by any Founder Party pursuant to a Fee Building Request (as defined in the Master Program Agreement or its functional equivalent in any similar successor or supplemental agreement by and between a Founder Party and a Company Affiliate) by a Company Affiliate shall be paused.

The Enforcement Rights set forth in this Article IV shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Founder may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Founder permitted by law, at equity, by contract or as set forth in this Agreement or in the other Program Documents.

ARTICLE V

DEFAULT & REMEDIES

Section 5.01 Founder’s Rights Default. Except as provided in Article IV, hereof, and subject to the cure period set forth in Article IV, hereof, or any shorter cure period provided in this or any Program Document, and without any limitation of the rights afforded any Founder Party under the foregoing, the Company shall have 30 days from receipt of notice of any failure by the Company or any Company Affiliate in its obligations and covenants under this Agreement or other violations of a Founder’s Right (any such failure or violation, a “Founder’s Rights Default”) to cure such default. If any Founder’s Rights Default continues uncured beyond such 30 day period, in addition to those equitable remedies set forth in Article IV and Section 5.02, hereof, Founder shall have the concurrent and cumulative right to pursue any remedies that may be available to it at law, in equity or in contract, and all such remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order a Founder may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Founder permitted by law, at equity, by contract or as set forth in this Agreement or in the other Program Documents.

Section 5.02 Further Equitable Remedies. The Company acknowledges and agrees that (a) a Founder’s Rights Default or threatened Founder’s Rights Default by the Company would give rise to irreparable harm to Founder for which monetary damages would not be an adequate remedy and (b) on the date that is 30 days from the date in which the Company received notice of a Founder’s Rights Default (subject, for the avoidance of doubt, the terms of Article IV, hereof), if such Founder’s Rights Default continues uncured, in addition to any and all other rights and remedies that may be available to Founder at law, in equity or otherwise, Founder shall be entitled for equitable relief (including injunction, specific performance at the agreed-upon price and pursuant to the such terms as agreed under the relevant agreements between the Parties), and any other relief that may be available from a court of competent jurisdiction, without requirement to (i) post a bond or other security or (ii) prove actual damages or that monetary damages will not afford adequate remedy. The Company agrees that it will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting such equitable relieve, in each case, consistent with the terms of this Section 5.02.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Survival. It is agreed that all of the terms, conditions, provisions, obligations and covenants contained in this Agreement shall survive the expiration or termination of the Program and any Program Documents.

Section 6.02 Amendment; No Waiver. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by the parties, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted. Neither any failure nor any delay on the part of Founder in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, (including, without limitation, the Founder’s Rights) under this Agreement or any other Program Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.

Section 6.03 Incorporation of Recitals. The recitals set forth first above are true and correct and are hereby incorporated herein as if set forth again in their entirety.

Section 6.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to conflict of laws principles.

Section 6.05 Notices. No notice, consent or other communication provided for herein or given in connection herewith shall be validly given, made, delivered or served unless it is in writing and delivered personally, sent by reputable overnight courier (such as Fed Ex or UPS) or sent by e-mail transmission (with confirmation of successful transmission), to:

To the Company:	c/o Kennedy Lewis Investment Management LLC
[redacted]
Attn: [redacted]
Email: [redacted]

with a copy to:	Hunton Andrews Kurth LLP
[redacted]
Attn: [redacted]
Email: [redacted]

To Founder:	c/o U.S. Home, LLC
[redacted]
Attn: [redacted]
Email: [redacted]

with a copy to:	Deverich & Gillman LLP
[redacted]
Attention: [redacted]
Email: [redacted]

or to such other addresses as any party hereto may from time to time designate in writing and deliver in a like manner to the other party. Notices, consents, approvals and communications shall be deemed given and received upon delivery to the respective addresses set forth above, if delivered personally or sent by overnight courier, or upon successful e-mail transmission to the addresses set forth above. The inability to deliver because of a changed address of which no notice was given, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party.

Section 6.06 Interpretation. If any date upon which action is required under this Agreement shall be a Saturday, Sunday or legal holiday, the date of such action shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday. Consequently, the Company and Founder expressly waive and disclaim, in connection with the interpretation of this Agreement, any rule of law requiring that ambiguous or conflicting terms be construed against the party whose attorney prepared this Agreement or any earlier draft of this Agreement.

Section 6.07 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and is intended to be an integration of all prior agreements, conditions or undertakings between the parties hereto with respect to the subject matter. Except as expressly set forth herein or as contained in contemporaneous written agreements, there are no promises, agreements, conditions, undertakings warranties or representations, oral or written, expressed or implied, between the Company and Founder regarding the subject matter hereof except as expressly set forth herein.

Section 6.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that they may reflect and confirm their agreement to be bound hereby, and their execution and delivery of this Agreement, by transmitting a signed copy hereof, by facsimile or by emailing a Portable Document Format (PDF) file, to the other party hereto or to an escrow agent. Any of the Parties are authorized to remove the signature pages from duplicate identical counterpart versions of this Agreement and to attach such pages to a single version of this Agreement.

Section 6.09 Confidentiality. The terms and provisions of this Agreement, including all financial terms, shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (a) to such party’s directors, officers, partners, members, managers, employees, legal counsel, accountants, financial advisors and similar professionals and consultants to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party’s obligations under this Section 6.09 and shall secure the agreement of such parties to be bound by the terms hereof); or (b) as otherwise required by law or regulation. The restrictions in this Section 6.09 shall survive any termination of this Agreement.

Section 6.10 Submission to Jurisdiction.

(a) The Parties agree that, except as provided in the last sentence of this Section 6.10(a), the Federal Courts of the United States sitting in the Southern District of the State of Florida and the courts of the State of Florida sitting in Miami-Dade County (and any court to which an appeal therefrom may be taken) (“Courts”), for purposes of all legal proceedings arising out of or relating to this Agreement, shall have exclusive jurisdiction of all legal actions arising out of this Agreement. By executing this Agreement, the Parties submit to the jurisdiction of the Courts and agree that the venue for any action arising out of or related to this Agreement shall be in Miami-Dade County, Florida. Any Party may file a complaint with any of the Courts, and in no other court. Notwithstanding the foregoing the Parties acknowledge and agree that any action relating to Founder’s seeking of a specific performance of the conveyance of Homesites to a Founder Party or other similar action relating to the creation, perfection or transfer of interests in real, personal or intangible property may be brought in any State or Federal court having jurisdiction over the subject Property.

(b) Nothing set forth herein shall preclude a party from seeking any ancillary judicial remedies (including filing a lis pendens or seeking specific performance if and when permitted by the express terms of this Agreement) from a court of competent jurisdiction without a jury.

(c) To the maximum extent permitted by applicable law, each Party hereby voluntarily, knowingly, irrevocably and unconditionally waives any right to have a jury participate in resolving any dispute (whether based upon contract, tort or otherwise) between Founder or any Founder Party and any Company Affiliate arising out of or in any way related to this agreement or any relationship between Founder or any Founder Party and any Company Affiliate.

Section 6.11 Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, then the remainder of this Agreement or the application of each term or provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.

Section 6.12 Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

Section 6.13 Successors/Assigns. Neither the Company nor Founder shall be permitted to assign, transfer, pledge or otherwise convey this Agreement or any of its respective rights, obligations or duties hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld. All of the covenants, conditions and obligations contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and Founder; provided, however, that the covenants, conditions and obligations contained in Section 3.03 shall also inure to the benefit of all Company shareholders.

[Signature pages follow.]

IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the date first set forth above.

COMPANY:

MILLROSE PROPERTIES, INC,
a Maryland corporation

By:
Name:
Title:

FOUNDER:

U.S. HOME, LLC,
a Delaware limited liability company

By:
Name:
Title: